Exhibit 99.1

      Alliance Laundry Holdings LLC Reports 3rd Quarter Earnings

   RIPON, Wis.--(BUSINESS WIRE)--Nov. 12, 2003--Alliance Laundry Holdings LLC announced today results for the quarter and nine months ended September 30, 2003.
   Net revenues for the quarter ended September 30, 2003 increased $5.3 million, or 8.7%, to $66.6 million from $61.3 million for the quarter ended September 30, 2002. Net income for the quarter ended September 30, 2003 increased $3.8 million to net income of $4.5 million as compared to a net income of $0.7 million for the quarter ended September 30, 2002. Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")(1) for the third quarter of 2003 increased $2.8 million to $13.2 million as compared to EBITDA of $10.4 million for the third quarter of 2002.
   The overall revenue increase for the third quarter of $5.3 million was primarily attributable to higher commercial laundry revenue of $5.1 million and service parts revenue of $0.2 million. The increase in net income for the third quarter of $3.8 million was primarily due to higher operating income of $1.1 million on the higher sales volume and lower interest expense of $0.6 million. In addition, a loss was recorded in the third quarter of 2002 from the early extinguishment of debt of $2.0 million with no corresponding charge in the third quarter of 2003.
   Net revenues for the nine months ended September 30, 2003 increased $9.7 million, or 5.1%, to $198.9 million from $189.2 million for the nine months ended September 30, 2002. Net income for the nine months ended September 30, 2003 remained unchanged at $9.7 million as compared to the nine months ended September 30, 2002. Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")(1) for the nine months ended September 30, 2003 was $38.4 million as compared to EBITDA of $38.2 million for the nine months ended September 30, 2002.
   In announcing the Company's results today, Chairman and CEO Thomas
F. L'Esperance said, "We are extremely pleased with our top line revenue growth of 5.1% for the nine months ended September 30, 2003. Leading the way for the nine months was higher North American equipment revenue of $7.3 million and higher international equipment revenue of $1.8 million."
   "During the nine months of 2003 we have paid down $17.2 million on long-term debt. We will continue to focus on debt pay down in the fourth quarter, with an emphasis on working capital management and strong top line performance to help offset higher pension, medical and material costs," said L'Esperance.

   Alliance Laundry Holdings LLC, headquartered in Ripon, Wisconsin, is a leading manufacturer of commercial laundry products and provider of services for laundromats, multi-housing laundries, on-premise laundries and drycleaners worldwide. The Company offers a full line of washers and dryers for light commercial use as well as large frontloading washers, heavy duty tumbler dryers, and presses and finishing equipment for heavy commercial use. The Company's products are sold under four well known brand names: Speed Queen, UniMac, Huebsch and Ajax.

   (1) Non-GAAP Financial Measures

   In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the Company also discloses EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), which is a non-GAAP measure. Management believes that providing this additional information is useful to investors regarding the Company's ability to meet debt service, capital expenditures and working capital requirements and to better assess and understand operating performance. The Company does not intend for the information to be considered in isolation or as a substitute for GAAP measures. Other companies may define EBITDA differently. A reconciliation of EBITDA to net income is provided under the heading Selected Financial Data of this press release.

   Safe Harbor for Forward-Looking Statements

   With the exception of the reported actual results, this press release contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including, without limitation, statements that include the words "continue" and "strong" or similar expressions and statements relating to growth or performance objectives. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that such plans, intentions, expectations, objectives or goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include: impact of competition; continued sales to key customers; possible fluctuations in the cost of raw materials and components; possible fluctuations in currency exchange rates, which affect the competitiveness of the Company's products abroad; market acceptance of new and enhanced versions of the Company's products; the impact of substantial leverage and debt service on the Company and other risks listed from time to time in the Company's reports, including, but not limited to the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2002.

   Financial information for Alliance Laundry Holdings LLC appears on the next two pages, followed by management's discussion and analysis of financial condition and results of operations for the quarter and nine months ended September 30, 2003.

                    ALLIANCE LAUNDRY HOLDINGS LLC
                     CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                            September 30, December 31,
                                                2003         2002
                                            --------------------------
                   Assets                    (unaudited)
Current assets:
  Cash                                            $5,540       $7,339
  Cash-restricted                                      -           99
  Accounts receivable, net                         7,721        5,834
  Inventories, net                                27,849       25,697
  Beneficial interests in securitized
   accounts receivable                            20,906       19,864
  Prepaid expenses and other                       2,590        2,954
                                            --------------------------
    Total current assets                          64,606       61,787

Notes receivable, net                              8,122       11,166
Property, plant and equipment, net                35,670       39,096
Goodwill, net                                     55,414       55,414
Beneficial interests in securitized
 financial assets                                 22,174       21,483
Debt issuance costs, net                           8,130        9,654
Other assets                                       1,685        1,010
                                            --------------------------
    Total assets                                $195,801     $199,610
                                            ==========================

      Liabilities and Members' Deficit
  Current liabilities:
  Current portion of long-term debt              $10,589       $9,971
  Revolving credit facility                            -            -
  Accounts payable                                10,817       13,797
  Other current liabilities                       24,227       21,638
                                            --------------------------
    Total current liabilities                     45,633       45,406

Long-term debt:
  Senior credit facility                         155,654      173,266
  Senior subordinated notes                      110,000      110,000
  Junior subordinated note                        23,142       20,312
  Other long-term debt                               845        1,028

Other long-term liabilities                       11,271       10,338
                                            --------------------------
    Total liabilities                            346,545      360,350

Mandatorily redeemable preferred equity            6,000        6,000
Members' deficit                                (156,744)    (166,740)
                                            --------------------------
  Total liabilities and members' deficit        $195,801     $199,610
                                            ==========================


                    ALLIANCE LAUNDRY HOLDINGS LLC
                  CONSOLIDATED STATEMENTS OF INCOME
                            (in thousands)

                   Three Months Ended           Nine Months Ended
               -------------------------------------------------------
               September 30, September 30, September 30, September 30,
                   2003          2002          2003          2002
               -------------------------------------------------------
                      (unaudited)                  (unaudited)
Net revenues:
  Commercial
   laundry          $57,185       $52,091      $170,839      $162,154
  Service parts       9,449         9,238        28,088        27,093
               -------------------------------------------------------
                     66,634        61,329       198,927       189,247

Cost of sales        47,112        43,618       141,529       134,439
               -------------------------------------------------------
Gross profit         19,522        17,711        57,398        54,808

Selling, general
 and administrative
 expense              8,521         7,853        24,920        22,602
               -------------------------------------------------------
    Operating
     income          11,001         9,858        32,478        32,206

Interest expense      6,523         7,069        21,928        19,993
Loss from early
 extinguishment
 of debt                  -         2,004             -         2,004
Abandoned Canadian
 public offering
 costs                    -            32             -           462
Other income
 (expense), net          (1)           (5)         (798)           28
               -------------------------------------------------------
    Income before
     taxes            4,477           748         9,752         9,775
Provision for
 income taxes             7             7            50            43
               -------------------------------------------------------
    Net income       $4,470          $741        $9,702        $9,732
               =======================================================


                    ALLIANCE LAUNDRY HOLDINGS LLC
                       SELECTED FINANCIAL DATA
                            (in thousands)

                    Three Months Ended          Nine Months Ended
               -------------------------------------------------------
               September 30, September 30, September 30, September 30,
                   2003          2002          2003          2002
               -------------------------------------------------------
Other Operating        (Unaudited)                (Unaudited)
 Data:

EBITDA (1)          $13,205       $10,362       $38,421       $38,157
EBITDA before
 infrequently
 occurring and plant
 relocation costs    13,205        12,452        39,227        40,809
Depreciation and
 amortization (2)     2,707         3,252         8,264        10,408
Non-cash interest
 expense included
 in amortization
 above (2)              502           707         1,523         2,019
Infrequently
 occurring
 costs (3)                -         2,036           806         2,466
Plant relocation
 costs included
 in administrative
 expense                  -            54             -           186
Capital Expenditures    794           641         3,145         1,823


EBITDA is reconciled
 to net income as
 follows:
Income (loss)
 before taxes        $4,477          $748        $9,752        $9,775
add: Interest
 expense              6,523         7,069        21,928        19,993
add: Depreciation
 and amortization     2,707         3,252         8,264        10,408
less: Non-cash
 interest expense
 included in
 amortization
 above                  502           707         1,523         2,019
               -------------------------------------------------------
EBITDA              $13,205       $10,362       $38,421       $38,157

add: Infrequently
 occurring
 items (3)                -         2,036           806         2,466
add: Plant
 relocation costs
 included in
 administrative
 expense                 -             54             -           186
               -------------------------------------------------------
EBITDA before
 infrequently
 occurring and plant
 relocation costs   $13,205       $12,452       $39,227       $40,809
               =======================================================

(1) "EBITDA", as presented, represents income before taxes plus depreciation, amortization and interest expense.

(2) Depreciation and amortization amounts include amortization of deferred financing costs included in interest expense.

(3) 2003 includes the ALSA lawsuit settlement while 2002 relates to the write-off of certain unamortized debt issuance costs and costs associated with an abandoned Canadian public offering.

   Management's Discussion and Analysis of Financial Condition and Results of Operations for the Quarter and Nine Months Ended September 30, 2003.

   OVERVIEW

   The Company believes it is the leading designer, manufacturer and marketer of stand-alone commercial laundry equipment in North America and a leader worldwide. Under the well-known brand names of Speed Queen, UniMac, Huebsch and Ajax, the Company produces a full line of commercial washing machines and dryers with load capacities from 16 to 250 pounds as well as presses and finishing equipment. The Company's commercial products are sold to four distinct customer groups: (i) laundromats; (ii) multi-housing laundries, consisting primarily of common laundry facilities in apartment buildings, universities and military installations; (iii) on-premise laundries, consisting primarily of in-house laundry facilities of hotels, hospitals, nursing homes and prisons; and (iv) drycleaners.
   The unaudited financial statements as of September 30, 2003 and for the periods ended September 30, 2003 present the consolidated financial position and results of operations of Alliance Laundry Holdings LLC (the "Company"), including its wholly-owned direct and indirect subsidiaries, Alliance Laundry Systems LLC and Alliance Laundry Corporation.
   This discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto included in this report and in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations set forth in the Company's Annual Report on Form 10-K (file no. 333-56857) filed with the Securities and Exchange Commission, which includes the audited financial position and operating results of the Company as of and for the year ended December 31, 2002.

RESULTS OF OPERATIONS

Quarter Ended September 30, 2003 Compared to the Quarter Ended
September 30, 2002.

The following table sets forth the Company's historical net revenues for the periods indicated:

                                                 Quarter Ended
                                          ----------------------------
                                          September 30,  September 30,
                                              2003           2002
                                          ----------------------------
                                             (Dollars in millions)
Net revenues:
  Commercial laundry                              $57.2         $52.1
  Service parts                                     9.4           9.2
                                          ----------------------------
                                                  $66.6         $61.3
                                          ============================

The following table sets forth certain condensed historical financial data for the Company expressed as a percentage of net revenues for each of the periods indicated:

                                                 Quarter Ended
                                          ----------------------------
                                          September 30,  September 30,
                                              2003           2002
                                          ----------------------------

Net revenues                                      100.0%        100.0%
Cost of sales                                      70.7%         71.1%
Gross profit                                       29.3%         28.9%
Selling, general and administrative
 expense                                           12.8%         12.8%
Operating income                                   16.5%         16.1%
Net income                                          6.7%          1.2%

   Net revenues. Net revenues for the quarter ended September 30, 2003 increased $5.3 million, or 8.7%, to $66.6 million from $61.3 million for the quarter ended September 30, 2002. This increase was primarily attributable to higher commercial laundry revenue of $5.1 million and service parts revenue of $0.2 million. The increase in commercial laundry revenue was due primarily to higher North American equipment revenue of $4.4 million and higher international revenue of $0.6 million. Revenue for North America was higher to coin-operated laundry customers. Revenue from international customers was higher in Asia and Africa.
   Gross profit. Gross profit for the quarter ended September 30, 2003 increased $1.8 million, or 10.2%, to $19.5 million from $17.7 million for the quarter ended September 30, 2002. This increase was primarily attributable to margins associated with the higher sales volume, lower depreciation expense and a recent price increase, which were partially offset by unfavorable exchange rates related to foreign purchases and higher utility costs. Gross profit as a percentage of net revenues increased to 29.3% for the quarter ended September 30, 2003 from 28.9% for the quarter ended September 30, 2002.
   Selling, general and administrative expense. Selling, general and administrative expenses for the quarter ended September 30, 2003 increased $0.6 million, or 8.5%, to $8.5 million from $7.9 million for the quarter ended September 30, 2002. The increase in selling, general and administrative expenses was primarily due to higher sales and marketing expenses of $0.5 million and higher pension costs of $0.4 million. Selling, general and administrative expenses as a percentage of net revenues remained at 12.8% for the quarter ended September 30, 2003 as compared to the quarter ended September 30, 2002.
   Operating income. As a result of the foregoing, operating income for the quarter ended September 30, 2003 increased $1.1 million, or 11.6%, to $11.0 million from $9.9 million for the quarter ended September 30, 2002. Operating income as a percentage of net revenues increased to 16.5% for the quarter ended September 30, 2003 from 16.1% for the quarter ended September 30, 2002.
   Interest expense. Interest expense for the quarter ended September 30, 2003 decreased $0.6 million, or 7.7%, to $6.5 million from $7.1 million for the quarter ended September 30, 2002. Interest expense in 2003 includes a favorable non-cash adjustment of $0.2 million to reflect changes in the fair values of an interest rate swap agreement which was entered into in the fourth quarter of 2002.
   Loss from early extinguishment of debt. Loss from early extinguishment of debt for the quarter ended September 30, 2002 was $2.0 million. The Company entered into an amended and restated credit agreement dated as of August 2, 2002. As a result, the Company recorded a loss on early extinguishment of debt of $2.0 million, to write-off unamortized debt issuance costs related to its prior term loan and revolving credit facilities.
   Net income. As a result of the foregoing, net income for the quarter ended September 30, 2003 increased $3.8 million to net income of $4.5 million as compared to a net income of $0.7 million for the quarter ended September 30, 2002. Net income as a percentage of net revenues increased to 6.7% for the quarter ended September 30, 2003 from 1.2% for the quarter ended September 30, 2002.

Nine Months Ended September 30, 2003 Compared to the Nine Months Ended September 30, 2002.

The following table sets forth the Company's historical net revenues for the periods indicated:

                                               Nine Months Ended
                                          ----------------------------
                                          September 30,  September 30,
                                              2003           2002
                                          ----------------------------
                                             (Dollars in millions)
Net revenues:
  Commercial laundry                             $170.8        $162.1
  Service parts                                    28.1          27.1
                                          ----------------------------
                                                 $198.9        $189.2
                                          ============================


The following table sets forth certain condensed historical financial data for the Company expressed as a percentage of net revenues for each of the periods indicated:

                                                Nine Months Ended
                                           ---------------------------
                                           September 30, September 30,
                                               2003          2002
                                           ---------------------------

Net revenues                                      100.0%        100.0%
Cost of sales                                      71.1%         71.0%
Gross profit                                       28.9%         29.0%
Selling, general and administrative expense        12.5%         11.9%
Operating income                                   16.4%         17.1%
Net income                                          4.9%          5.1%

   Net revenues. Net revenues for the nine months ended September 30, 2003 increased $9.7 million, or 5.1%, to $198.9 million from $189.2 million for the nine months ended September 30, 2002. This increase was primarily attributable to higher commercial laundry revenue of $8.7 million and higher service parts revenue of $1.0 million. The increase in commercial laundry revenue was due primarily to higher North American equipment revenue of $7.3 million and higher international revenue of $1.8 million, partially offset by lower earnings from the Company's equipment financing program of $0.4 million. The increase in North American equipment revenues was primarily due to higher revenues from coin-operated laundry and multi-housing laundry customers. Revenue from international customers was higher in Europe and Asia.
   Gross profit. Gross profit for the nine months ended September 30, 2003 increased $2.6 million, or 4.7%, to $57.4 million from $54.8 million for the nine months ended September 30, 2002. This increase was primarily attributable to margins associated with the higher sales volume, lower depreciation expense and a recent price increase, which were partially offset by unfavorable exchange rates related to foreign purchases, unfavorable product mix related to sales to drycleaning customers, lower earnings from the Company's off-balance sheet equipment financing program and higher medical costs. Gross profit as a percentage of net revenues decreased to 28.9% for the nine months ended September 30, 2003 from 29.0% for the nine months ended September 30, 2002.
   Selling, general and administrative expense. Selling, general and administrative expenses for the nine months ended September 30, 2003 increased $2.3 million, or 10.3%, to $24.9 million from $22.6 million for the nine months ended September 30, 2002. The increase in selling, general and administrative expenses was primarily due to higher pension expense of $1.1 million, higher sales and marketing expenses of $0.9 million and higher costs related to the Company's information systems of $0.3 million. Selling, general and administrative expenses as a percentage of net revenues increased to 12.5% for the nine months ended September 30, 2003 from 11.9% for the nine months ended September 30, 2002.
   Operating income. As a result of the foregoing, operating income for the nine months ended September 30, 2003 increased $0.3 million, or 0.8%, to $32.5 million from $32.2 million for the nine months ended September 30, 2002. Operating income as a percentage of net revenues decreased to 16.4% for the nine months ended September 30, 2003 from 17.1% for the nine months ended September 30, 2002.
   Interest expense. Interest expense for the nine months ended September 30, 2003 increased $1.9 million, or 9.7%, to $21.9 million from $20.0 million for the nine months ended September 30, 2002. Interest expense in 2003 included an unfavorable non-cash adjustment of $1.6 million to reflect changes in the fair values of an interest rate swap agreement.
   Loss from early extinguishment of debt. Loss from early extinguishment of debt for the nine months ended September 30, 2002 was $2.0 million. The Company entered into an amended and restated credit agreement dated as of August 2, 2002. As a result, the Company recorded a loss on early extinguishment of debt of $2.0 million, to write-off unamortized debt issuance costs related to its prior term loan and revolving credit facilities.
   Abandoned Canadian public offering costs. In the second quarter of 2002 the Company wrote-off costs incurred while pursuing an initial public offering through a Canadian Income Trust. Due to market conditions, management determined that such a public offering would not be advantageous to the Company at that time. There were no similar costs in 2003.
   Other income (expense), net. Other expense for the nine months ended September 30, 2003 was $0.8 million. The 2003 costs were associated with the settlement of a lawsuit against a former subsidiary of the Company in Argentina.
   Net income. As a result of the foregoing, net income for the nine months ended September 30, 2003 remained unchanged at $9.7 million as compared to the nine months ended September 30, 2002. Net income as a percentage of net revenues decreased to 4.9% for the nine months ended September 30, 2003 from 5.1% for the nine months ended September 30, 2002.

    CONTACT: Alliance Laundry Holdings LLC
             Bruce P. Rounds, 920-748-1634